EXHIBIT 99.3

                         BANC ONE CORPORATION LETTERHEAD

            For further information contact:
            BANC ONE: John A. Russel      (614) 248-5989
                      Holly Hobson        (614) 248-1280
            First Chicago NBD: Tom Kelly  (312) 732-7007
                          Harry Hallowell (312) 732-4812

FOR RELEASE: April 13, 1998

                    BANC ONE AND FIRST CHICAGO NBD AGREE TO MERGE

BANC ONE CORPORATION (NYSE:ONE) and FIRST CHICAGO NBD CORPORATION (NYSE:FCN) announced today a merger of equals, forming one of the country's largest financial institutions. The company will be called BANC ONE CORPORATION, one of the strongest brand names in America. Its headquarters will be in Chicago. The announcement was made by John B. McCoy, Chairman and Chief Executive Officer of BANC ONE, and Verne G. Istock, Chairman, President and Chief Executive Officer of First Chicago NBD.

Highlights of the new BANC ONE include:

   - A premier national retail and business banking franchise, and the largest in the Midwest
   - No. 2 credit card issuer with $60 billion in managed receivables
   - No. 1 lender to small business
   - An investment management business with more than $100 billion in assets under management
   - More than 2,000 offices nationwide
   - Total managed assets of $279 billion
   - Nearly $19 billion of common equity
   - Market capitalization of approximately $72 billion

McCoy said, "This merger leverages the many strengths of both companies to create a powerful national banking franchise. With greater economies of scale and skill, we will be an even stronger player in the financial services industry. We will be able to enhance our technological capabilities and will be a major competitive force in credit cards, retail and business banking across the country."

Istock added, "This combination is a win-win proposition for our shareholders, employees and customers. Our earnings growth potential and financial returns will be among the strongest of the nation's financial institutions.

                                     (over)

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BANC ONE/First Chicago NBD: Page 2

The terms of the agreement include:

 - John B. McCoy will become President and Chief Executive Officer of the combined company. Verne G. Istock will become Chairman. Vice Chairmen of the new BANC ONE will be Richard J. Lehmann, currently President and Chief Operating Officer of BANC ONE, and David J. Vitale, now Vice Chairman of First Chicago NBD.

 - The new Board of Directors will total 22 - 11 from each company - including the four individuals listed above.

 - Common shareholders of First Chicago NBD will receive 1.62 shares of BANC ONE common stock for each share of First Chicago NBD. The agreement contains no collars and no walkways, and each company has granted the other a 19.9% stock option.

 - Current BANC ONE shareholders will own approximately 60% of the common equity of the new company and First Chicago NBD shareholders approximately 40%.

 - The merger will be accounted for as a pooling of interests; First Chicago NBD's stock repurchase program has been terminated.

 - Pending approvals, the merger is targeted to be completed during the fourth quarter of 1998.

The new company expects synergies of $1.2 billion, composed of $930 million in annual cost savings and revenue increases of $275 million. The transaction is expected to be accretive to earnings per share in 1999. The restructuring charge for severance payments, facilities writedowns and other merger-related costs is estimated to be $1.25 billion.

BANC ONE CORPORATION had managed total assets of $147.0 billion, total assets of $115.9 billion, and common equity of $10.2 billion at December 31, 1997. BANC ONE operates more than 1,300 banking centers in 12 states and more than 7,750 cash dispensing and automated teller machines in 49 states. BANC ONE owns several additional corporations that engage in a full range of financial services. Information about BANC ONE's financial results and its products can be accessed on the Internet at: http://www.bankone.com; through InvestQuest at: http://www.investquest.com; or through Fax-on-demand at: (614) 844-3860.

First Chicago NBD had managed total assets of $122.7 billion, total assets of $114.1 billion and common equity of $7.8 billion at December 31, 1997. First Chicago NBD operates more than 650 banking branches, 1,400 automated teller machines and 14 international offices. Information about First Chicago NBD's financial results and its products can be accessed on the Internet at http://www.fcnbd.com, or through First Chicago NBD Shareholder Direct at 1-888-FCN-FACT.
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